EXHIBIT 10.1


              AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                       OF RONALD D. PALIUGHI


     This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT OF RONALD D. PALIUGHI (the "Amendment") made and entered into as of December 7, 1994, by and between National Propane Corporation, a Delaware corporation (the "Company"), and Ronald D. Paliughi, an individual residing at 1546 West Mt. Vernon Road, Mt. Vernon, Iowa 52314 (the "Executive").

     The Executive and the Company are parties to that certain Employment Agreement, dated as of April 24, 1993 (the "Existing Employment Agreement").

     Pursuant to the Existing Employment Agreement, the Executive is employed by the Company in the capacity of President and Chief Executive Officer.

     The Company values the contribution that the Executive has made to the Company's business and affairs and the anticipated contribution the Executive will make to the Company's business and affairs in the future.

     The Company and the Executive desire to amend the Existing Employment Agreement to provide the benefits provided for herein.

     To keep the Executive from being distracted from the Executive's work due to concerns for the Executive's financial stability in the event of Executive's cessation of employment with the Company and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     1. The Amendment. The Existing Employment Agreement is hereby amended to add the following Article immediately prior to Article IV "Miscellaneous Provisions" of the Existing Employment Agreement:

                            ARTICLE IV
                        SEVERANCE BENEFITS

     SECTION 1. Requirements for Severance Benefits. The Company shall pay the Executive the benefits set forth in Section 2 below (collectively the "Severance Benefits") only under the following circumstances:

          1.1 Termination by the Company. If, during the Term of this Agreement, (a) a Change in Control (as defined in Section 3.1 below) occurs and (b) the Company terminates the Executive's employment (which termination shall include, if the Existing Employment Agreement expires within one year of such Change in Control, the failure by the Company to renew the Executive's Existing Employment Agreement on terms which, in the aggregate, are substantially similar thereto for at least one year) with the Company within one year of such Change in Control for any reason other than "good cause" (as defined in Article II, Section 2 above), the Executive shall be entitled to receive the Severance Benefits; or

          1.2 Constructive Termination. If, during the Term of this Agreement, (a) a Change in Control occurs and (b) a Change of Circumstances (as defined in Section 3.2 below) occurs within one year of such Change in Control, then at any time within 45 calendar days following such Change of Circumstances the Executive may, at Executive's sole option, terminate Executive's employment with the Company by delivering a written notice (the "Termination Notice") of termination to the Company during such 45 calendar day period. The Termination Notice shall specify (i) the date on which the Executive will terminate the Executive's employment with the Company, which date shall be no fewer than 45 calendar days, and no more than 75 calendar days, following the date the Termination Notice is delivered to the Company and (ii) the Change of Circumstances which caused the Executive's termination.

          1.3 No Severance Benefits Paid. Notwithstanding anything herein to the contrary, no Severance Benefits shall be paid to the Executive hereunder if (i) the Company terminates the Executive's employment following a Change in Control or other sale of the Company or its assets and the successor to the Company promptly offers employment to the Executive under terms not amounting to a Change of Circumstances; (ii) the Executive voluntarily resigns; or (iii) the Executive's employment is terminated for "good cause".

     SECTION 2. Severance Benefits. Following a termination of Executive's employment with the Company which satisfies the conditions of Section 1, the Executive shall be entitled to receive the Severance Benefits set forth in this Section 2.

          2.1 Computation. On the thirtieth (30th) calendar day following any such termination, Executive shall be paid a lump sum severance payment, less applicable state and federal tax withholdings, equal to the sum of (x) amounts accrued but unpaid to the Executive under the Company's mid-term cash incentive plan with respect to all years immediately preceding the year in which such termination occurs and (y) the product of (a) two multiplied by (b) the sum of

               (i) the Executive's annual base salary in effect as of the date of such termination, plus

               (ii) an amount equal to the greater of (1) 75% of the Executive's annual base salary in effect as of the date of such termination and (2) the amount of bonus (excluding amounts payable under or with respect to the Company's mid-term cash incentive plan) paid to the Executive with respect to the year immediately preceding the year in which such termination occurs.

          2.2 Restricted Stock and Stock Options. In the event of a Change in Control,

          (a) all stock options previously granted to the Executive under Triarc Companies, Inc. 1993 Equity Participation Plan shall vest immediately in their entirety, and the Executive shall have one year from the date of such vesting to exercise such options in accordance with their respective terms; and

          (b) the restrictions with respect to all restricted stock awards previously awarded to the Executive under Triarc Companies, Inc. 1993 Equity Participation Plan shall lapse immediately.

          2.3 Employee Benefits. All health and medical insurance benefits will be retained for a period of time required under the Consolidated Omnibus Budget Reconciliation Act, with the Company paying the cost, if any, of such benefits.

          2.4 No Duty to Mitigate. The amount payable under this Section 2 shall not be reduced by any earnings of Executive from any other source.

          2.5  Tax Matters.

               2.5.1 Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Company determines, in its sole discretion, are required to be withheld pursuant to any applicable law or regulation.

               2.5.2 Golden Parachute. Notwithstanding any other provision in this Agreement to the contrary, the amounts otherwise payable to the Executive under this Agreement shall be reduced to, and shall not exceed, the largest amount in the aggregate that the Executive could receive, in conjunction with any other payments received or to be received by him from any source, without any part of such amounts being treated as an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. The amount of such reductions and their allocation among accounts otherwise payable to the Executive shall be determined by the Company. If subsequent to payment to the Executive of amounts under this Agreement the Company should determine, or the Internal Revenue Service should assert, that the amount of such payment exceeds the largest amount that can be paid without being treated as an excess parachute payment subject to Section 280G of the Code, then the excess shall be deemed to be a loan from the Company to the Executive that the Executive shall repay to the Company within one year of such determination or assertion, together with interest thereon at the applicable federal rate provided in Section 7872 of the Code or any successor provision; provided, however, that the excess shall not be deemed to be a loan if and to the extent that repayment thereof would not eliminate the Executive's liability for the excise tax imposed by Section 4999 of the Code.


     SECTION 3.     Definitions.

          3.1 Definition of "Change in Control". For purposes of this Agreement, "Change in Control" shall mean:

               (i) the consummation of any transaction the result of which is that any person or entity other than Triarc, DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or one of their Affiliates, as hereinafter defined (the "Triarc Parties"), directly owns more than 50% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company; or

               (ii) all or substantially all of the assets of the Company are acquired by a person or entity (other than the Triarc Parties);

               provided, however, that (x) the distribution by means of a dividend or otherwise, of voting securities of the Company to shareholders of Triarc, (y) any transaction which results in the Triarc Parties beneficially owning directly or indirectly 15% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company and there being no other person or entity which has a greater voting percentage than the Triarc Parties, or (z) any sale of securities pursuant to an underwritten public offering, shall in no event constitute a Change in Control.

          3.2 Definition of "Change of Circumstances". For purposes of this Agreement, a "Change of Circumstances" shall be deemed to have occurred if, for any reason other than "good cause", the Company (a) demotes Executive by reducing the Executive's title, (b) reduces Executive's base salary or the aggregate value of Executive's cash compensation, (c) materially reduces Executive's authority or responsibility, or (d) requires Executive to change the principal location of the performance of Executive's duties by more than 100 miles; provided, however, that none of the foregoing events shall be deemed to be a Change of Circumstances unless Executive gives the Board of Directors of the Company written notice, specifying in reasonable detail the nature of the event and the basis for Executive's contention that such event constitutes a Change of Circumstances, and the Company fails to restore the Executive to the Executive's former position, salary, rights, benefits, authority, responsibility, and/or employment location within thirty calendar days after receiving such notice.

          3.3 Definition of "Affiliate". For purposes of this Agreement, "Affiliate" of any specified person or entity shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities or by agreement or otherwise.

     SECTION 4. Certain Relocation Expenses. If, during the term of this Agreement, the Executive is entitled to receive Severance Benefits pursuant to Section 1 above, then the Executive shall be entitled to reimbursement of expenses and other benefits associated with the relocation of the Executive's residence to a new location pursuant to the Relocation Policy attached to this Agreement as Exhibit C.

     SECTION 5. No Right to Employment. Nothing in this Agreement shall prohibit the Company or its successor from terminating Executive's employment at any time with or without "good cause", so long as the Company or its successor complies with its obligations hereunder.

     2. Additional Amendments. The Existing Employment Agreement is hereby further amended as follows:

     (a) to substitute the phrase "Triarc Companies, Inc., the parent of the Company ("Triarc")" for the phrase "DWG Corporation, the parent of the Company ("DWG")" in Article I, section 3(c) of the Existing Employment Agreement;

     (b) to substitute the word "Triarc" for the word "DWG" throughout the Existing Employment Agreement;

     (c) to substitute the phrase "this Agreement" for the phrase "Section 1 of this Article II" in Article II, Section 2 of the Existing Employment Agreement;

     (d) to substitute the phrase "Article V" for the phrase "Article IV" of the Existing Employment Agreement;

     (e) to add the Exhibit C attached to this Amendment to the Existing Employment Agreement immediately following the Exhibit B thereto.

     (f)  to substitute the phrase "New York" for the phrase "Florida" in
Article IV, Section V of the Existing Employment Agreement.

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto shall constitute the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

     4. Governing Law; Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law.

     5. Existing Employment Agreement. Except as amended hereby, the Existing Employment Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized person of each undersigned to be effective as of the date first above written.



                         RONALD D. PALIUGHI
                         ------------------
                         Ronald D. Paliughi


                         NATIONAL PROPANE CORPORATION:


                         By:  TERRY D. WEIKEL
                              -------------------
                              Name:   Terry D. Weikel
                              Title:  Senior Vice President & CEO



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                                                                Exhibit C

                   National Propane Corporation
                         Relocation Policy


     Set forth below is the relocation policy of National Propane
Corporation in connection with the relocation of Ronald D. Paliughi (the "Executive") under certain circumstances set forth in Article IV, Section 4 of the Employment Agreement to which this policy is annexed.

Residence Sale - Relocation Service

     The relocation service provides coverage for approved expenses incurred in selling a principal residence. Such expenses include:

           -   broker's commission (normal and customary)
           -   escrow fees/seller's attorney's fees
           -   recording fees
           -   mortgage satisfaction fee
           -   mortgage prepayment penalty fee
           -   one termite inspection
           -   title policy fee
           - documentary tax stamps and state and local sales transfer taxes
           -   lenders' financing charge to seller

     The relocation service will contact the Executive and will obtain two independent appraisals on the residence, as well as any necessary inspections of the property, such as termite. The market value shall be determined by averaging the two appraisal values. If, however, the two appraisals differ by more than 5% the Executive may select a third appraiser and the two closest appraisals will be averaged to determine the market value.

     The Executive will be given 60 days from the date of the offer in which to accept or deny the offer from the relocation service. If during the 60 days the Executive receives an offer which is higher than the relocation service offer, the relocation service will take assignment of the higher offer and pay the Executive his equity based on the appraised value. After closing and receipt of proceeds the relocation service will send to the Executive the monetary difference between the appraised value and the actual sales price. Similarly, if the relocation service sells the Executive's house for a price in excess of the appraised value within 60 days after closing, it will remit any net gain to the Executive upon completion of the sale and receipt of the proceeds form the sale. The net gain is computed as the difference between the appraised value and the actual sale price, less any costs for maintenance, discount points or other closing costs negotiated with the purchase to realize the gross sales price.

     The relocation service will be responsible for the property from the date the Executive accepts the offer or vacates the property, whichever is later. The relocation service will at that time make all mortgage payments, pay all taxes, charges, assessment, and utility costs, and take over maintenance of the property. Prior to vacating the property, it is the responsibility of the Executive to have final readings on all utilities and instruct the utility companies to send future billings to the relocation service.

     If Executive lists the house for sale with a realtor before accepting the relocation service offer, the Executive should ensure that the listing agreement contains a clause allowing the Executive to accept the offer of the relocation service without giving rise to a claim for commission.

     Should the Executive reject the offer of the relocation service, the Company will not reimburse duplication housing expenses.

Residence Purchase

     The Executive will be reimbursed for the normal closing costs associated with buying a new house. Such costs shall include those items which by local custom are normally paid by the buyer. Typical costs may include escrow fees, attorney's fees, appraisals, recording fees, state transfer taxes and fee (owner's) title insurance.











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